First Internet Bancorp Reports Fourth Quarter and Full Year 2021 Results

Fishers, Indiana, January 25, 2023 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Commentary
Market forces and the economic climate, both driven in part by the post-pandemic recovery, had a significant impact on the Company’s 2022 financial results and frame the Company’s strategy for 2023 and beyond.

Loan demand was strong throughout the year. Total loan portfolio balances increased 7.5% from the third quarter of 2022 and 21.2% from the fourth quarter of 2021. However, intense competition for deposits through the most rapid set of Federal Funds rate hikes since the late 1980s drove interest expense higher and pressured net interest margin. Average loan portfolio yields were up 39 bps in the fourth quarter compared to the linked quarter, while the cost of interest-bearing deposits was up 104 bps. The Company recorded a higher provision for loan loss expense in the fourth quarter based primarily upon loan growth while credit quality remained excellent with nonperforming ratios well below industry averages.

The Company has healthy loan pipelines and will focus its 2023 origination efforts on its floating rate loan products, notably commercial construction and small business lending, as well as its higher-yielding fixed rate programs, such as franchise finance.

While other lending lines have strong demand, the combination of housing prices, housing supply, economic uncertainty and interest rates have caused mortgage applications nationally to plunge to their lowest level in 26 years. Due to the steep decline in mortgage volumes and the negative outlook for mortgage lending over the next several years, the Company decided to exit its consumer mortgage business during the first quarter of 2023. This includes its nationwide digital direct-to-consumer mortgage platform that originates residential loans for sale in the secondary market as well as its local traditional consumer mortgage and construction-to-permanent business. (The Company’s commercial construction and land development business will not be affected by this decision and will remain an important part of the Company’s lending strategy, as noted above.)

This action is expected to reduce total annual noninterest expense by approximately $6.8 million and increase annualized pre-tax income by approximately $2.7 million, with 80% of the benefit realized in 2023 and 100% thereafter. The Company estimates that it will incur total pre-tax expense of approximately $3.3 million in the first and second quarters of 2023 associated with exiting this line of business.

While navigating market headwinds, management remains committed to creating shareholder value. The Company repurchased 284,286 shares in the fourth quarter at an average price of $25.16. For the year, the Company repurchased over 800,000 shares at an average price well below tangible book value. Tangible book value reached its highest value to date, at $39.74 as of December 31, 2022.

Fourth Quarter and Full Year 2022 Financial Highlights
Highlights for the fourth quarter and full year include:

•Annual net income and diluted earnings per share of $35.5 million and $3.70, compared to $48.1 million and $4.82, respectively, for the full year of 2021

•Quarterly net income of $6.4 million and $0.68 diluted earnings per share, compared to $8.4 million and $0.89 diluted earnings per share for the third quarter of 2022, and $12.5 million and $1.25 diluted earnings per share for the fourth quarter of 2021

•Loan growth of $243.5 million in the fourth quarter, a 7.5% increase from the third quarter of 2022 and an increase of $611.7 million, or 21.2%, from the fourth quarter of 2021

•Quarterly net interest margin of 2.09% and fully-taxable equivalent net interest margin of 2.22%

“We satisfied strong, high quality loan demand in our commercial and consumer lending businesses in the fourth quarter, capping off a year of robust loan growth and annual growth in net interest income,” said David Becker, Chairman and Chief Executive Officer. “While higher deposit costs impacted earnings in the fourth quarter, we were pleased with the increase in income generated by our loan portfolio and the strong finish to the year by our small business lending team. As a result of investments we made during 2021 and 2022 in government guaranteed lending talent, we continue to move up the rankings, placing in the top 30 of 7(a) program lenders for the SBA’s 2022 fiscal year, and are in the top 15 for the 2023 fiscal year-to-date.

“We are also beginning to realize the rewards from important investments in our Banking-as-a-Service efforts. We made significant progress in the fourth quarter, going live with our platform partner, Increase, and providing payments services to power the small business bill pay product from Ramp, a leading corporate card and spend management platform. We have two additional fintech partners in the pilot phase, another four approaching the pilot phase and one in due diligence. We also expect our partnership with the platform Treasury Prime to be fully implemented during the first quarter of 2023 with the first associated fintech program to be on-boarded in the second quarter.

“As we enter 2023, we believe our increasing mix of variable rate loans, combined with new loan production coming on at higher rates, will help to offset the pressure of higher deposit costs. If interest rates follow the market’s expectations, deposit costs should stabilize later this year and decline thereafter, setting the stage to achieve higher earnings and profitability in 2024. Furthermore, our balance sheet and capital levels are strong and asset quality remains high, leaving us well-positioned for any changes in the broader economic environment.”

Mr. Becker concluded, “I want to thank the entire First Internet team for their hard work and unwavering commitment to client service throughout 2022, which are the keys to our ongoing success and the reason we are confident in our future.”

Net Interest Income and Net Interest Margin
Net interest income for the fourth quarter of 2022 was $21.7 million, compared to $24.0 million for the third quarter of 2022, and $23.5 million for the fourth quarter of 2021. On a fully-taxable equivalent basis, net interest income for the fourth quarter of 2022 was $23.1 million, compared to $25.3 million for the third quarter of 2022, and $24.9 million for the fourth quarter of 2021.

Total interest income for the fourth quarter of 2022 was $45.7 million, an increase of 16.8% compared to the third quarter of 2022, and an increase of 33.6% compared to the fourth quarter of 2021. On a fully-taxable equivalent basis, total interest income for the fourth quarter of 2022 was $47.1 million, an increase of 16.5% compared to the third quarter of 2022, and an increase of 32.4% compared to the fourth quarter of 2021. The sequential increase was due primarily to growth in interest income earned on the commercial and consumer loan portfolios as well as from the securities portfolio and other earning assets. The yield on average interest-earning assets for the fourth quarter of 2022 increased to 4.40% from 3.91% in the linked quarter due primarily to a 39 basis point (“bp”) increase in the average loan yield, a 60 bp increase in the yield earned on securities and a 103 bp increase in the yield earned on other earning assets. Compared to the linked quarter, average loan balances increased $215.5 million, or 6.8%, while the average balance of securities decreased $27.7 million, or 4.6%, and the average balance of other earning assets decreased $38.6 million, or 20.5%.

Interest income earned on commercial loans was positively impacted by higher rates and average balances in the variable rate small business lending, construction and commercial and industrial portfolios as well as strong growth and higher new origination yields in the franchise finance portfolio. Other portfolios also benefitted from higher average balances and increases in new origination yields as well as higher prepayment fees. In the consumer portfolio, interest income was up due to the combination of higher new origination yields and growth in the residential mortgage, trailers and recreational vehicles portfolios.

New funded portfolio origination yields increased 84 bps compared to the third quarter, and for the full year 2022 were approximately 118 bps higher than for 2021. Because of the fixed rate nature of certain larger portfolios, there is a lagging impact of the higher origination yields on the portfolio.

The Federal Reserve increased the federal funds (“Fed Funds”) target rate 425 bps in 2022. During the course of the year, the Company increased the rates paid on consumer, small business and commercial interest-bearing demand deposits. While money market deposit pricing was relatively rational during the first half of the year, competition in both the digital banking space and local markets intensified in the third quarter and continued into the fourth quarter, and deposit betas increased as a result.

Total interest expense for the fourth quarter of 2022 was $24.0 million, an increase of 58.9% compared to the third quarter of 2022, and an increase of 124.6% compared to the fourth quarter of 2021. During the fourth quarter of 2022, the average balance of interest-bearing deposits increased $79.7 million, or 2.7%, compared to the third quarter of 2022 and the cost of these deposits increased 104 bps. The increase in average interest-bearing deposit balances was due to an increase in average certificates and brokered deposit balances, which increased $183.2 million, or 17.7%, during the quarter while the cost of these deposits increased 76 bps. Additionally, the average balance of money market accounts increased $71.8 million, or 5.2%, compared to the third quarter of 2022 while the cost of these deposits increased 156 bps.

The average balance of noninterest-bearing deposits increased $11.6 million, or 9.4%, during the fourth quarter compared to the linked quarter, driven by deposits related to growth in construction lending. The average balance of BaaS – brokered deposits declined significantly as a large relationship was exited early in the quarter. However, deposits related to the program with Ramp on-boarded during the quarter began to see deposit inflows in December, which totaled $13.6 million at year end and are priced significantly lower than the exited relationship.

Additionally, with the inverted yield curve, the Company used medium- and longer-term brokered deposits, as well as longer-term FHLB advances, to supplement funding needs, manage long term interest rate risk and offset the impact of further increases in Fed Funds and other short term interest rates.

Net interest margin (“NIM”) was 2.09% for the fourth quarter of 2022, down from 2.40% for the third quarter of 2022 and 2.30% for the fourth quarter of 2021. Fully-taxable equivalent NIM (“FTE NIM”) was 2.22% for the fourth quarter of 2022, down from 2.53% for the third quarter of 2022 and 2.43% for the fourth quarter of 2021. The decreases in NIM and FTE NIM compared to the linked quarter were driven primarily by the effect of higher interest-bearing deposit costs, partially offset by higher yields on loans, securities and other earning assets and higher average loan balances.

Noninterest Income
Noninterest income for the fourth quarter of 2022 was $5.8 million, up $1.5 million, or 34.5%, from the third quarter of 2022, and down $1.9 million, or 24.5%, from the fourth quarter of 2021. Gain on sale of loans totaled $2.9 million for the fourth quarter of 2022, up $0.1 million, or 5.5%, from the linked quarter. Gain on sale revenue in the quarter consisted entirely of gain on the sales of U.S. Small Business Administration (“SBA”) 7(a) guaranteed loans. The increase in revenue related to SBA loan sales was due to a higher volume of sales, partially offset by lower net gain on sale premiums. Other income totaled $1.5 million for the fourth quarter of 2022, increasing $1.4 million compared to the linked quarter due to distributions received on certain Small Business Investment Company and venture capital fund investments. Mortgage banking revenue totaled $1.0 million for the fourth quarter of 2022 as the higher interest rate environment and other economic factors continued to impact interest rate lock and sold loan volume as well as gain on sale margins.

Noninterest Expense
Noninterest expense for the fourth quarter of 2022 was $18.5 million, up $0.5 million, or 2.9%, from the third quarter of 2022 and up $1.6 million, or 9.2%, from the fourth quarter of 2021. Other expense, consulting and professional fees, deposit insurance premium and premises and equipment costs increased from the linked quarter, while marketing, advertising and promotion costs and loan expenses were lower. The increases in other expense and premises and equipment were due to several items, none of which were individually significant. The increase in consulting and professional fees was due primarily to the timing of third party loan review. The increase in deposit insurance premium was due primarily to year-over-year asset growth as well as the composition of loans and deposits. The decreases in marketing costs and loan expenses were due primarily to lower mortgage origination activity.

Income Taxes
The Company reported an income tax expense of $0.5 million for the fourth quarter of 2022 and an effective tax rate of 7.3%, compared to an income tax expense of $1.0 million and an effective tax rate of 10.5% for the third quarter of 2022 and an income tax expense of $2.0 million and an effective tax rate of 13.8% for the fourth quarter of 2021. The lower effective tax rate for the fourth quarter of 2022 reflects the impact of the decline in taxable income during the second half of the year compared to estimates earlier in the year.

Loans and Credit Quality
Total loans as of December 31, 2022 were $3.5 billion, an increase of $243.5 million, or 7.5%, compared to September 30, 2022, and an increase of $611.7 million, or 21.2%, compared to December 31, 2021. Total commercial loan balances were $2.7 billion as of December 31, 2022, an increase of $184.3 million, or 7.3%, compared to September 30, 2022, and an increase of $355.5 million, or 15.0%, compared to December 31, 2021. Compared to the linked quarter, the increase in commercial loan balances was driven primarily by growth in franchise finance, single tenant lease financing, construction, commercial and industrial and small business lending balances. These items were partially offset by continued runoff in the healthcare finance portfolio.

Total consumer loan balances were $733.3 million as of December 31, 2022, an increase of $61.1 million, or 9.1%, compared to September 30, 2022, and an increase of $263.3 million, or 56.0%, compared to December 31, 2021. The increase compared to the linked quarter was due to higher balances in the residential mortgage, recreational vehicles and trailers loan portfolios.

Total delinquencies 30 days or more past due were 0.17% of total loans as of December 31, 2022, compared to 0.06% at September 30, 2022 and 0.04% as of December 31, 2022. The increase in delinquencies during the fourth quarter of 2022 was due to one construction loan that was brought current subsequent to year end. Overall credit quality remained strong during the quarter as nonperforming loans to total loans was 0.22% as of December 31, 2022, compared to 0.18% at September 30, 2022 and 0.26% as of December 31, 2021. Nonperforming loans totaled $7.5 million at December 31, 2022, up from $6.0 million at September 30, 2022.

The allowance for loan losses as a percentage of total loans was 0.91% as of December 31, 2022, compared to 0.92% as of September 30, 2022 and 0.96% as of December 31, 2021. While growth in the allowance for loan losses was generally in-line with overall loan portfolio growth, the slight decline in the allowance coverage ratio compared to the linked quarter reflects the removal of a specific reserve due to positive developments on a certain monitored loan, growth in certain portfolios with lower coverage ratios and the continued decline in healthcare finance balances that have a higher coverage ratio.

Net charge-offs of $0.2 million were recognized during the fourth quarter of 2022, resulting in net charge-offs to average loans of 0.03%, compared to net charge-offs to average loans of 0.02% for the third quarter of 2022 and net recoveries to average loans of 0.01% for the fourth quarter of 2021.

The provision for loan losses in the fourth quarter of 2022 was $2.1 million, compared to a provision of $0.9 million for the third quarter of 2022 and a benefit of $0.2 million for the fourth quarter of 2021. The provision for the quarter was driven by the overall growth in the loan portfolio, partially offset by the reduction in specific reserves mentioned above.

During the first quarter of 2023, the Company will be replacing its incurred loss model for recognizing credit losses with an expected loss model referred to as the current expected credit losses (“CECL”) model. As a result, the Company expects its initial adjustment to the allowance for credit losses to be in the range of $2.5 million to $3.0 million.

Capital
As of December 31, 2022, total shareholders’ equity was $365.0 million, an increase of $4.1 million, or 1.1%, compared to September 30, 2022, and a decrease of $15.4 million, or 4.0%, compared to December 31, 2021. The increase in shareholders’ equity during the fourth quarter of 2022 was due primarily to the net income earned during the quarter and a decrease in accumulated other comprehensive loss resulting from an increase in the value of the available-for-sale securities portfolio caused by the decline in long-term interest rates during the quarter. This was partially offset by a decrease in the fair value of interest rate swaps classified as cash flow hedges and stock repurchase activity. Book value per common share increased to $40.26 as of December 31, 2022, up from $38.84 as of September 30, 2022 and $38.99 as of December 31, 2021. Tangible book value per share was $39.74, up from $38.34 as of September 30, 2022 and $38.51 as of December 31, 2021.

In connection with its previously announced stock repurchase program, the Company repurchased 284,286 shares of its common stock during the fourth quarter of 2022 at an average price of $25.16 per share. Including shares repurchased during the fourth quarter of 2021, the Company has repurchased $32.2 million of stock under its authorized programs.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of December 31, 2022.

	As of December 31, 2022
	Company	Bank

Total shareholders' equity to assets	8.03%	9.72%
Tangible common equity to tangible assets [1]	7.94%	9.62%
Tier 1 leverage ratio [2]	9.06%	10.84%
Common equity tier 1 capital ratio [2]	10.93%	13.10%
Tier 1 capital ratio [2]	10.93%	13.10%
Total risk-based capital ratio [2]	14.75%	13.99%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 2:00 p.m. Eastern Time on Thursday, January 26, 2023 to discuss its quarterly financial results. The call can be accessed via telephone at (844) 200-6205; access code: 960605. A recorded replay can be accessed through February 25, 2023 by dialing (866) 813-9403; access code: 361353.

Additionally, interested parties can listen to a live webcast of the call on the Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a financial holding company with assets of $4.5 billion as of December 31, 2022. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. First Internet Bank provides consumer and small business deposit, SBA financing, franchise finance, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about First Internet Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to the financial condition, results of operations, trends in lending policies and loan programs, plans and prospective business partnerships, objectives, future performance and business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “growth,” “help,” “may,” “opportunities,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “thereafter,” “well-positioned,” “will,” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Such statements are subject to certain risks and uncertainties including: our business and operations and the business and operations of our vendors and customers: general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products; our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that is the collateral for our loans. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial and industrial, construction, SBA, and franchise finance loan portfolios;

competition with national, regional and community financial institutions; the loss of any key members of senior management; the anticipated impacts of inflation and rising interest rates on the general economy; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income – FTE, adjusted total interest income - FTE, net interest income – FTE, adjusted net interest income, adjusted net interest income – FTE, net interest margin – FTE, adjusted net interest margin, adjusted net interest margin – FTE, provision (benefit) for loan losses, excluding tax refund advance loans, average loans, excluding tax refund advance loans, net charge-offs (recoveries) to average loans, excluding tax refund advance loans, allowance for loan losses to loans, excluding PPP loans, adjusted total revenue, adjusted noninterest income, adjusted noninterest expense, adjusted income before income taxes, adjusted income tax provision, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity, adjusted return on average tangible common equity, adjusted effective income tax rate, income before income taxes, excluding tax refund advance loans, income tax provision, excluding tax refund advance loans and net income, excluding tax refund advance loans are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net income	$6,351	$8,436	$12,478	$35,541	$48,114

Per share and share information
Earnings per share - basic	$0.68	$0.89	$1.26	$3.73	$4.85
Earnings per share - diluted	0.68	0.89	1.25	3.70	4.82
Dividends declared per share	0.06	0.06	0.06	0.24	0.24
Book value per common share	40.26	38.84	38.99	40.26	38.99
Tangible book value per common share [1]	39.74	38.34	38.51	39.74	38.51
Common shares outstanding	9,065,883	9,290,885	9,754,455	9,065,883	9,754,455
Average common shares outstanding:
Basic	9,281,309	9,458,259	9,903,856	9,530,921	9,918,083
Diluted	9,343,533	9,525,855	9,989,951	9,595,115	9,976,261
Performance ratios
Return on average assets	0.59%	0.82%	1.19%	0.85%	1.14%
Return on average shareholders' equity	6.91%	9.01%	13.14%	9.53%	13.44%
Return on average tangible common equity [1]	7.00%	9.13%	13.30%	9.65%	13.61%
Net interest margin	2.09%	2.40%	2.30%	2.41%	2.11%
Net interest margin - FTE [1,2]	2.22%	2.53%	2.43%	2.54%	2.25%
Capital ratios [3]
Total shareholders' equity to assets	8.03%	8.46%	9.03%	8.03%	9.03%
Tangible common equity to tangible assets [1]	7.94%	8.36%	8.93%	7.94%	8.93%
Tier 1 leverage ratio	9.06%	9.49%	9.22%	9.06%	9.22%
Common equity tier 1 capital ratio	10.93%	11.72%	12.93%	10.93%	12.93%
Tier 1 capital ratio	10.93%	11.72%	12.93%	10.93%	12.93%
Total risk-based capital ratio	14.75%	15.73%	17.37%	14.75%	17.37%
Asset quality
Nonperforming loans	$7,529	$6,006	$7,401	$7,529	$7,401
Nonperforming assets	7,571	6,006	8,618	7,571	8,618
Nonperforming loans to loans	0.22%	0.18%	0.26%	0.22%	0.26%
Nonperforming assets to total assets	0.17%	0.14%	0.20%	0.17%	0.20%
Allowance for loan losses to:
Loans	0.91%	0.92%	0.96%	0.91%	0.96%
Loans, excluding PPP loans [1]	0.91%	0.92%	0.97%	0.91%	0.97%
Nonperforming loans	421.5%	497.3%	376.2%	421.5%	376.2%
Net charge-offs (recoveries) to average loans	0.03%	0.02%	(0.01%)	0.03%	0.09%
Average balance sheet information
Loans	$3,382,212	$3,161,850	$2,914,858	$3,123,972	$2,972,224
Total securities	578,608	606,329	677,580	613,303	629,095
Other earning assets	149,910	188,467	431,621	278,073	466,608
Total interest-earning assets	4,119,897	3,970,650	4,056,254	4,033,542	4,094,935
Total assets	4,263,246	4,105,688	4,177,578	4,170,526	4,205,926
Noninterest-bearing deposits	135,702	124,067	113,887	120,325	101,825
Interest-bearing deposits	3,041,022	2,961,327	3,032,435	3,022,794	3,098,706
Total deposits	3,176,724	3,085,394	3,146,322	3,143,119	3,200,531
Shareholders' equity	364,657	371,303	376,832	372,844	358,105
1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent ("FTE") basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2021)
Dollar amounts in thousands
	December 31, 2022	September 30, 2022	December 31, 2021
Assets
Cash and due from banks	$17,426	$14,743	$7,492
Interest-bearing deposits	239,126	206,309	435,468
Securities available-for-sale, at fair value	390,384	393,565	603,044
Securities held-to-maturity, at amortized cost	189,168	191,057	59,565
Loans held-for-sale	21,511	23,103	47,745
Loans	3,499,401	3,255,906	2,887,662
Allowance for loan losses	(31,737)	(29,866)	(27,841)
Net loans	3,467,664	3,226,040	2,859,821
Accrued interest receivable	21,069	16,918	16,037
Federal Home Loan Bank of Indianapolis stock	28,350	28,350	25,650
Cash surrender value of bank-owned life insurance	39,859	39,612	38,900
Premises and equipment, net	72,711	70,747	59,842
Goodwill	4,687	4,687	4,687
Servicing asset	6,255	5,795	4,702
Other real estate owned	—	—	1,188
Accrued income and other assets	44,894	43,498	46,853
Total assets	$4,543,104	$4,264,424	$4,210,994

Liabilities
Noninterest-bearing deposits	$175,315	$142,875	$117,531
Interest-bearing deposits	3,265,930	3,049,769	3,061,428
Total deposits	3,441,245	3,192,644	3,178,959
Advances from Federal Home Loan Bank	614,928	589,926	514,922
Subordinated debt	104,532	104,456	104,231
Accrued interest payable	2,913	1,887	2,018
Accrued expenses and other liabilities	14,512	14,654	30,526
Total liabilities	4,178,130	3,903,567	3,830,656
Shareholders' equity
Voting common stock	192,935	200,123	218,946
Retained earnings	205,675	199,877	172,431
Accumulated other comprehensive loss	(33,636)	(39,143)	(11,039)
Total shareholders' equity	364,974	360,857	380,338
Total liabilities and shareholders' equity	$4,543,104	$4,264,424	$4,210,994

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited, except for the twelve months ended December 31, 2021)
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income
Loans	$40,354	$34,643	$31,621	$140,600	$123,467
Securities - taxable	3,222	2,701	1,973	10,711	7,970
Securities - non-taxable	699	491	236	1,767	1,017
Other earning assets	1,394	1,264	362	3,830	1,429
Total interest income	45,669	39,099	34,192	156,908	133,883
Interest expense
Deposits	18,807	10,520	6,399	41,832	29,822
Other borrowed funds	5,193	4,585	4,288	17,983	17,505
Total interest expense	24,000	15,105	10,687	59,815	47,327
Net interest income	21,669	23,994	23,505	97,093	86,556
Provision (benefit) for loan losses	2,109	892	(238)	4,977	1,030
Net interest income after provision (benefit) for loan losses	19,560	23,102	23,743	92,116	85,526
Noninterest income
Service charges and fees	226	248	292	1,071	1,114
Loan servicing revenue	715	653	544	2,573	1,934
Loan servicing asset revaluation	(539)	(333)	(400)	(1,639)	(1,069)
Mortgage banking activities	1,010	871	2,776	5,464	15,050
Gain on sale of loans	2,862	2,713	4,137	11,372	11,598
Gain on sale of premises and equipment	—	—	—	—	2,523
Other	1,533	164	345	2,416	1,694
Total noninterest income	5,807	4,316	7,694	21,257	32,844
Noninterest expense
Salaries and employee benefits	10,404	10,439	10,183	41,553	38,223
Marketing, advertising and promotion	837	1,041	896	3,554	3,261
Consulting and professional fees	914	790	1,262	4,826	4,054
Data processing	567	483	425	1,989	1,649
Loan expenses	1,018	1,142	654	4,435	2,112
Premises and equipment	2,921	2,808	2,188	10,688	7,063
Deposit insurance premium	355	229	283	1,152	1,213
Other	1,497	1,063	1,064	5,076	4,223
Total noninterest expense	18,513	17,995	16,955	73,273	61,798
Income before income taxes	6,854	9,423	14,482	40,100	56,572
Income tax provision	503	987	2,004	4,559	8,458
Net income	$6,351	$8,436	$12,478	$35,541	$48,114

Per common share data
Earnings per share - basic	$0.68	$0.89	$1.26	$3.73	$4.85
Earnings per share - diluted	$0.68	$0.89	$1.25	$3.70	$4.82
Dividends declared per share	$0.06	$0.06	$0.06	$0.24	$0.24
All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield/ Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$3,391,379	$40,354	4.72%	$3,175,854	$34,643	4.33%	$2,947,053	$31,621	4.26%
Securities - taxable	508,725	3,222	2.51%	532,470	2,701	2.01%	595,024	1,973	1.32%
Securities - non-taxable	69,883	699	3.97%	73,859	491	2.64%	82,556	236	1.13%
Other earning assets	149,910	1,394	3.69%	188,467	1,264	2.66%	431,621	362	0.33%
Total interest-earning assets	4,119,897	45,669	4.40%	3,970,650	39,099	3.91%	4,056,254	34,192	3.34%
Allowance for loan losses	(30,543)			(29,423)			(27,946)
Noninterest-earning assets	173,892			164,461			149,270
Total assets	$4,263,246			$4,105,688			$4,177,578

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$326,102	$628	0.76%	$342,116	$551	0.64%	$210,283	$158	0.30%
Savings accounts	47,799	104	0.86%	57,700	111	0.76%	63,575	58	0.36%
Money market accounts	1,441,583	10,508	2.89%	1,369,783	4,581	1.33%	1,453,447	1,507	0.41%
BaaS - brokered deposits	4,563	13	1.13%	153,936	859	2.21%	—	—	0.00%
Certificates and brokered deposits	1,220,975	7,554	2.45%	1,037,792	4,418	1.69%	1,305,130	4,676	1.42%
Total interest-bearing deposits	3,041,022	18,807	2.45%	2,961,327	10,520	1.41%	3,032,435	6,399	0.84%
Other borrowed funds	712,465	5,193	2.89%	637,877	4,585	2.85%	619,115	4,288	2.75%
Total interest-bearing liabilities	3,753,487	24,000	2.54%	3,599,204	15,105	1.67%	3,651,550	10,687	1.16%
Noninterest-bearing deposits	135,702			124,067			113,887
Other noninterest-bearing liabilities	9,400			11,114			35,309
Total liabilities	3,898,589			3,734,385			3,800,746
Shareholders' equity	364,657			371,303			376,832
Total liabilities and shareholders' equity	$4,263,246			$4,105,688			$4,177,578

Net interest income		$21,669			$23,994			$23,505

Interest rate spread			1.86%			2.24%			2.18%
Net interest margin			2.09%			2.40%			2.30%
Net interest margin - FTE [2,3]			2.22%			2.53%			2.43%
1 Includes nonaccrual loans
2 On a fully-taxable equivalent ("FTE") basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Twelve Months Ended
	December 31, 2022			December 31, 2021
	Average Balance	Interest / Dividends	Yield/Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$3,142,166	$140,600	4.47%	$2,999,232	$123,467	4.12%
Securities - taxable	537,921	10,711	1.99%	544,613	7,970	1.46%
Securities - non-taxable	75,382	1,767	2.34%	84,482	1,017	1.20%
Other earning assets	278,073	3,830	1.38%	466,608	1,429	0.31%
Total interest-earning assets	4,033,542	156,908	3.89%	4,094,935	133,883	3.27%
Allowance for loan losses	(29,143)			(29,068)
Noninterest-earning assets	166,127			140,059
Total assets	$4,170,526			$4,205,926

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$333,737	$2,056	0.62%	$195,699	$583	0.30%
Savings accounts	58,156	336	0.58%	56,967	203	0.36%
Money market accounts	1,423,185	18,513	1.30%	1,434,829	5,892	0.41%
BaaS - brokered deposits	60,699	1,033	1.70%	—	—	0.00%
Certificates and brokered deposits	1,147,017	19,894	1.73%	1,411,211	23,144	1.64%
Total interest-bearing deposits	3,022,794	41,832	1.38%	3,098,706	29,822	0.96%
Other borrowed funds	638,526	17,983	2.82%	600,035	17,505	2.92%
Total interest-bearing liabilities	3,661,320	59,815	1.63%	3,698,741	47,327	1.28%
Noninterest-bearing deposits	120,325			101,825
Other noninterest-bearing liabilities	16,037			47,255
Total liabilities	3,797,682			3,847,821
Shareholders' equity	372,844			358,105
Total liabilities and shareholders' equity	$4,170,526			$4,205,926

Net interest income		$97,093			$86,556

Interest rate spread			2.26%			1.99%
Net interest margin			2.41%			2.11%
Net interest margin - FTE [2,3]			2.54%			2.25%
1 Includes nonaccrual loans
2 On a fully-taxable equivalent ("FTE") basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$126,108	3.6%	$104,780	3.2%	$96,008	3.3%
Owner-occupied commercial real estate	61,836	1.8%	58,615	1.8%	66,732	2.3%
Investor commercial real estate	93,121	2.7%	91,021	2.8%	28,019	1.0%
Construction	181,966	5.2%	139,509	4.3%	136,619	4.7%
Single tenant lease financing	939,240	26.8%	895,302	27.4%	865,854	30.0%
Public finance	621,032	17.7%	614,139	18.9%	592,665	20.5%
Healthcare finance	272,461	7.8%	293,686	9.0%	387,852	13.4%
Small business lending	123,750	3.5%	113,001	3.5%	108,666	3.8%
Franchise finance	299,835	8.6%	225,012	6.8%	81,448	2.8%
Total commercial loans	2,719,349	77.7%	2,535,065	77.7%	2,363,863	81.8%

Consumer loans
Residential mortgage	383,948	11.0%	337,565	10.4%	186,770	6.5%
Home equity	24,712	0.7%	22,114	0.7%	17,665	0.6%
Trailers	167,326	4.8%	162,161	5.0%	146,267	5.1%
Recreational vehicles	121,808	3.5%	115,694	3.6%	90,654	3.1%
Other consumer loans	35,464	1.0%	34,657	1.1%	28,557	1.0%
Total consumer loans	733,258	21.0%	672,191	20.8%	469,913	16.3%

Net deferred loan fees, premiums, discounts and other [1]	46,794	1.3%	48,650	1.5%	53,886	1.9%

Total loans	$3,499,401	100.0%	$3,255,906	100.0%	$2,887,662	100.0%

	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$175,315	5.1%	$142,635	4.5%	$117,531	3.7%
Interest-bearing demand deposits	335,611	9.8%	337,765	10.6%	247,967	7.8%
Savings accounts	44,819	1.3%	52,228	1.6%	59,998	1.9%
Money market accounts	1,418,599	41.2%	1,378,087	43.2%	1,483,936	46.7%
BaaS - brokered deposits	13,607	0.4%	96,287	3.0%	—	0.0%
Certificates of deposits	874,490	25.4%	773,040	24.2%	970,107	30.5%
Brokered deposits	578,804	16.8%	412,602	12.9%	299,420	9.4%
Total deposits	$3,441,245	100.0%	$3,192,644	100.0%	$3,178,959	100.0%
1 Includes carrying value adjustments of $32.5 million, $33.9 million and $37.5 million related to terminated interest rate swaps associated with public finance loans as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Total equity - GAAP	$364,974	$360,857	$380,338	$364,974	$380,338
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$360,287	$356,170	$375,651	$360,287	$375,651

Total assets - GAAP	$4,543,104	$4,264,424	$4,210,994	$4,543,104	$4,210,994
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$4,538,417	$4,259,737	$4,206,307	$4,538,417	$4,206,307

Common shares outstanding	9,065,883	9,290,885	9,754,455	9,065,883	9,754,455

Book value per common share	$40.26	$38.84	$38.99	$40.26	$38.99
Effect of goodwill	(0.52)	(0.50)	(0.48)	(0.52)	(0.48)
Tangible book value per common share	$39.74	$38.34	$38.51	$39.74	$38.51

Total shareholders' equity to assets	8.03%	8.46%	9.03%	8.03%	9.03%
Effect of goodwill	(0.09%)	(0.10%)	(0.10%)	(0.09%)	(0.10%)
Tangible common equity to tangible assets	7.94%	8.36%	8.93%	7.94%	8.93%

Total average equity - GAAP	$364,657	$371,303	$376,832	$372,844	$358,105
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$359,970	$366,616	$372,145	$368,157	$353,418

Return on average shareholders' equity	6.91%	9.01%	13.14%	9.53%	13.44%
Effect of goodwill	0.09%	0.12%	0.16%	0.12%	0.17%
Return on average tangible common equity	7.00%	9.13%	13.30%	9.65%	13.61%

Total interest income	$45,669	$39,099	$34,192	$156,908	$133,883
Adjustments:
Fully-taxable equivalent adjustments [1]	1,384	1,280	1,348	5,355	5,453
Total interest income - FTE	$47,053	$40,379	$35,540	$162,263	$139,336

Total interest income - FTE	$47,053	$40,379	$35,540	$162,263	$139,336
Adjustments:
Income from tax refund advance loans	—	—	—	(3,013)	—
Adjusted total interest income - FTE	$47,053	$40,379	$35,540	$159,250	$139,336

Net interest income	$21,669	$23,994	$23,505	$97,093	$86,556
Adjustments:
Fully-taxable equivalent adjustments [1]	1,384	1,280	1,348	5,355	5,453
Net interest income - FTE	$23,053	$25,274	$24,853	$102,448	$92,009

Net interest income	$21,669	$23,994	$23,505	$97,093	$86,556
Adjustments:
Subordinated debt redemption cost	—	—	—	—	810
Income from tax refund advance loans	—	—	—	(3,013)	—
Adjusted net interest income	$21,669	$23,994	$23,505	94,080	$87,366
[1] Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income	$21,669	$23,994	$23,505	$97,093	$86,556
Adjustments:
Fully-taxable equivalent adjustments [1]	1,384	1,280	1,348	5,355	5,453
Subordinated debt redemption cost	—	—	—	—	810
Income from tax refund advance loans	—	—	—	(3,013)	—
Adjusted net interest income - FTE	$23,053	$25,274	$24,853	$99,435	$92,819

Net interest margin	2.09%	2.40%	2.30%	2.41%	2.11%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.13%	0.13%	0.13%	0.14%
Net interest margin - FTE	2.22%	2.53%	2.43%	2.54%	2.25%

Net interest margin	2.09%	2.40%	2.30%	2.41%	2.11%
Effect of subordinated debt redemption cost	0.00%	0.00%	0.00%	0.00%	0.02%
Effect of income from tax refund advance loans	0.00%	0.00%	0.00%	(0.07%)	0.00%
Adjusted net interest margin	2.09%	2.40%	2.30%	2.34%	2.13%

Net interest margin	2.09%	2.40%	2.30%	2.41%	2.11%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.13%	0.13%	0.13%	0.14%
Effect of subordinated debt redemption cost	0.00%	0.00%	0.00%	0.00%	0.02%
Effect of income from tax refund advance loans	0.00%	0.00%	0.00%	(0.07%)	0.00%
Adjusted net interest margin - FTE	2.22%	2.53%	2.43%	2.47%	2.27%

Provision (benefit) for loan losses	$2,109	$892	$(238)	$4,977	$1,030
Adjustments:
Provision for tax refund advance loans losses	—	—	—	(1,860)	—
Provision (benefit) for loan losses, excluding tax refund advance loans	$2,109	$892	$(238)	$3,117	$1,030

Average loans	$3,382,212	$3,161,850	$2,914,858	$3,123,972	$2,972,224
Adjustments:
Average tax refund advance loans	—	—	—	(15,712)	—
Average loans, excluding tax refund advance loans	$3,382,212	$3,161,850	$2,914,858	$3,108,260	$2,972,224

Net charge-offs (recoveries) to average loans	0.03%	0.02%	(0.01%)	0.03%	0.09%
Adjustments:
Effect of tax refund advance lending net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	(0.06%)	0.00%
Net charge-offs (recoveries) to average loans, excluding tax refund advance loans	0.03%	0.02%	(0.01%)	(0.03%)	0.09%

Allowance for loan losses	$31,737	$29,866	$27,841	$31,737	$27,841

Loans	$3,499,401	$3,255,906	$2,887,662	$3,499,401	$2,887,662
Adjustments:
PPP loans	—	—	(3,152)	—	(3,152)
Loans, excluding PPP loans	$3,499,401	$3,255,906	$2,884,510	$3,499,401	$2,884,510

Allowance for loan losses to loans	0.91%	0.92%	0.96%	0.91%	0.96%
Effect of PPP loans	0.00%	0.00%	0.01%	0.00%	0.01%
Allowance for loan losses to loans, excluding PPP loans	0.91%	0.92%	0.97%	0.91%	0.97%

1 Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total revenue - GAAP	$27,476	$28,310	$31,199	$118,350	$119,400
Adjustments:
Gain on sale of premises and equipment	—	—	—	—	(2,523)
Subordinated debt redemption cost	—	—	—	—	810
Adjusted total revenue	$27,476	$28,310	$31,199	$118,350	$117,687

Noninterest income - GAAP	$5,807	$4,316	$7,694	$21,257	$32,844
Adjustments:
Gain on sale of premises and equipment	—	—	—	—	(2,523)
Adjusted noninterest income	$5,807	$4,316	$7,694	$21,257	$30,321

Noninterest expense - GAAP	$18,513	$17,995	$16,955	$73,273	$61,798
Adjustments:
Acquisition-related expenses	—	—	(163)	(273)	(163)
Write-down of software	—	(125)	—	(125)	—
IT Termination fee	—	—	(475)	—	(475)
Nonrecurring consulting fee	—	—	—	(875)	—
Discretionary inflation bonus	—	—	—	(531)	—
Accelerated equity compensation	—	—	—	(289)	—
Adjusted noninterest expense	$18,513	$17,870	$16,317	$71,180	$61,160

Income before income taxes - GAAP	$6,854	$9,423	$14,482	$40,100	$56,572
Adjustments:[1]
Gain on sale of premises and equipment	—	—	—	—	(2,523)
Acquisition-related expenses	—	—	163	273	163
Write-down of software	—	125	—	125	—
IT Termination fee	—	—	475	—	475
Subordinated debt redemption cost	—	—	—	—	810
Nonrecurring consulting fee	—	—	—	875	—
Discretionary inflation bonus	—	—	—	531	—
Accelerated equity compensation	—	—	—	289	—
Adjusted income before income taxes	$6,854	$9,548	$15,120	$42,193	$55,497

Income tax provision - GAAP	$503	$987	$2,004	$4,559	$8,458
Adjustments:[1]
Gain on sale of premises and equipment	—	—	—	—	(530)
Acquisition-related expenses	—	—	34	57	34
Write-down of software	—	26	—	26	—
IT Termination fee	—	—	100	—	100
Subordinated debt redemption cost	—	—	—	—	170
Nonrecurring consulting fee	—	—	—	184	—
Discretionary inflation bonus	—	—	—	112	—
Accelerated equity compensation	—	—	—	61	—
Adjusted income tax provision	$503	$1,013	$2,138	$4,999	$8,232
[1] Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income - GAAP	$6,351	$8,436	$12,478	$35,541	$48,114
Adjustments:
Gain on sale of premises and equipment	—	—	—	—	(1,993)
Acquisition-related expenses	—	—	129	216	129
Write-down of software	—	99	—	99	—
IT Termination fee	—	—	375	—	375
Subordinated debt redemption cost	—	—	—	—	640
Nonrecurring consulting fee	—	—	—	691	—
Discretionary inflation bonus	—	—	—	419	—
Accelerated equity compensation	—	—	—	228	—
Adjusted net income	$6,351	$8,535	$12,982	$37,194	$47,265

Diluted average common shares outstanding	9,343,533	9,525,855	9,989,951	9,595,115	9,976,261

Diluted earnings per share - GAAP	$0.68	$0.89	$1.25	$3.70	$4.82
Adjustments:
Effect of gain on sale of premises and equipment	—	—	—	—	(0.19)
Effect of acquisition-related expenses	—	—	0.01	0.02	0.01
Effect of write-down of software	—	0.01	—	0.01	—
Effect of IT termination fee	—	—	0.04	—	0.04
Effect of nonrecurring consulting fee	—	—	—	0.07	—
Effect of subordinated debt redemption cost	—	—	—	—	0.06
Effect of discretionary inflation bonus	—	—	—	0.04	—
Effect of accelerated equity compensation	—	—	—	0.02	—
Adjusted diluted earnings per share	$0.68	$0.90	$1.30	$3.86	$4.74

Return on average assets	0.59%	0.82%	1.19%	0.85%	1.14%
Effect of gain on sale of premises and equipment	0.00%	0.00%	0.00%	0.00%	(0.05%)
Effect of acquisition-related expenses	0.00%	0.00%	0.01%	0.01%	0.00%
Effect of write-down of software	0.00%	0.01%	0.00%	0.00%	0.00%
Effect of IT termination fee	0.00%	0.00%	0.04%	0.00%	0.01%
Effect of nonrecurring consulting fee	0.00%	0.00%	0.00%	0.02%	0.00%
Effect of subordinated debt redemption cost	0.00%	0.00%	0.00%	0.00%	0.02%
Effect of discretionary inflation bonus	0.00%	0.00%	0.00%	0.01%	0.00%
Effect of accelerated equity compensation	0.00%	0.00%	0.00%	0.01%	0.00%
Adjusted return on average assets	0.59%	0.83%	1.24%	0.90%	1.12%

Return on average shareholders' equity	6.91%	9.01%	13.14%	9.53%	13.44%
Effect of gain on sale of premises and equipment	0.00%	0.00%	0.00%	0.00%	(0.56%)
Effect of acquisition-related expenses	0.00%	0.00%	0.14%	0.06%	0.04%
Effect of write-down of software	0.00%	0.11%	0.00%	0.03%	0.00%
Effect of IT termination fee	0.00%	0.00%	0.39%	0.00%	0.10%
Effect of nonrecurring consulting fee	0.00%	0.00%	0.00%	0.19%	0.00%
Effect of subordinated debt redemption cost	0.00%	0.00%	0.00%	0.00%	0.18%
Effect of discretionary inflation bonus	0.00%	0.00%	0.00%	0.11%	0.00%
Effect of accelerated equity compensation	0.00%	0.00%	0.00%	0.06%	0.00%
Adjusted return on average shareholders' equity	6.91%	9.12%	13.67%	9.98%	13.20%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Return on average tangible common equity	7.00%	9.13%	13.30%	9.65%	13.61%
Effect of gain on sale of premises and equipment	0.00%	0.00%	0.00%	0.00%	(0.56%)
Effect of acquisition-related expenses	0.00%	0.00%	0.14%	0.06%	0.04%
Effect of write-down of software	0.00%	0.11%	0.00%	0.03%	0.00%
Effect of IT termination fee	0.00%	0.00%	0.40%	0.00%	0.10%
Effect of nonrecurring consulting fee	0.00%	0.00%	0.00%	0.19%	0.00%
Effect of subordinated debt redemption cost	0.00%	0.00%	0.00%	0.00%	0.18%
Effect of discretionary inflation bonus	0.00%	0.00%	0.00%	0.11%	0.00%
Effect of accelerated equity compensation	0.00%	0.00%	0.00%	0.06%	0.00%
Adjusted return on average tangible common equity	7.00%	9.24%	13.84%	10.10%	13.37%

Effective income tax rate	7.3%	10.5%	13.8%	11.4%	15.0%
Effect of gain on sale of premises and equipment	0.0%	0.0%	0.0%	0.0%	(0.4%)
Effect of acquisition-related expenses	0.0%	0.0%	0.1%	0.1%	0.0%
Effect of write-down of software	0.0%	0.3%	0.0%	0.1%	0.0%
Effect of IT termination fee	0.0%	0.0%	0.2%	0.0%	0.1%
Effect of nonrecurring consulting fee	0.0%	0.0%	0.0%	0.4%	0.0%
Effect of subordinated debt redemption cost	0.0%	0.0%	0.0%	0.0%	0.1%
Effect of discretionary inflation bonus	0.0%	0.0%	0.0%	0.3%	0.0%
Effect of accelerated equity compensation	0.0%	0.0%	0.0%	0.1%	0.0%
Adjusted effective income tax rate	7.3%	10.8%	14.1%	12.4%	14.8%

Income before income taxes - GAAP	$6,854	$9,423	$14,482	$40,100	$56,572
Adjustments:
Income from tax refund advance lending	—	—	—	(3,013)	—
Provision for tax refund advance lending losses	—	—	—	1,860	—
Tax refund advance lending servicing fee	—	—	—	930	—
Income before income taxes, excluding tax refund advance loans	$6,854	$9,423	$14,482	$39,877	$56,572

Income tax provision - GAAP	$503	$987	$2,004	$4,559	$8,458
Adjustments: [1]
Income from tax refund advance lending	—	—	—	(633)	—
Provision for tax refund advance lending losses	—	—	—	391	—
Tax refund advance lending servicing fee	—	—	—	195	—
Income tax provision, excluding tax refund advance loans	$503	$987	$2,004	$4,512	$8,458

Net income - GAAP	$6,351	$8,436	$12,478	$35,541	$48,114
Adjustments:
Income from tax refund advance lending	—	—	—	(2,380)	—
Provision for tax refund advance lending losses	—	—	—	1,469	—
Tax refund advance lending servicing fee	—	—	—	735	—
Net income, excluding tax refund advance loans	$6,351	$8,436	$12,478	$35,365	$48,114
[1] Assuming a 21% tax rate